As filed with the Securities and Exchange Commission on February 17, 2012

Registration No: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEPHEID

(Exact name of registrant as specified in its charter)

California	77-0441625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

904 Caribbean Drive Sunnyvale, CA	94089-1189
(Address of Principal Executive Offices)	(Zip Code)

2000 EMPLOYEE STOCK PURCHASE PLAN

NON-PLAN INDUCEMENT STOCK OPTION AWARD

NON-PLAN INDUCEMENT RESTRICTED STOCK UNIT AWARD

(Full Title of the Plans)

John L. Bishop

Chief Executive Officer

Cepheid

904 Caribbean Drive

Sunnyvale, CA 94089-1189

(Name and Address of Agent For Service)

(408) 541-4191

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Douglas N. Cogen

Jeffrey R. Vetter

FENWICK & WEST LLP

555 California Street

San Francisco, CA 94104

Telephone: (415) 875-2300

Facsimile: (415) 281-1350

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share, issuable pursuant to a Non-Plan Stock Option Agreement	56,000(2)	$35.73(3)	$2,000,880	$229.30
Common Stock, no par value per share, issuable pursuant to a Non-Plan Award Agreement (Restricted Stock Units)	10,000(4)	$43.15(5)	$431,500	$49.45
Common Stock, no par value per share, issuable pursuant to 2000 Employee Stock Purchase Plan	200,000(6)	$36.68(7)	$7,336,000	$840.71
Total	266,000		$9,768,380	$1,119.46

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Represents shares of common stock issuable upon the exercise of a stock option granted pursuant to a Non-Plan Stock Option Agreement (the “Stock Option”).
(3)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act, this price is equal to the per share exercise price of the Stock Option.
(4)	Represents shares of common stock issuable upon settlement of restricted stock units granted pursuant to a Non-Plan Award Agreement (Restricted Stock Units).
(5)	Calculated solely for the purposes of this offering under Rules 457(c) and (h) of the Securities Act, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Global Select Market on February 14, 2012.
(6)	Represents 200,000 additional shares of common stock automatically reserved for issuance upon the exercise of purchase rights that may be granted under the Company’s 2000 Employee Stock Purchase Plan (“ESPP”).
(7)	Estimated solely for the purpose of computing the amount of registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act based on the average of the high and low prices of Registrant’s common stock as reported on The NASDAQ Global Select Market on February 14, 2012. Under the ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the common stock on the offering date (i.e., the first business day of a 24-month offering period) or the exercise date (i.e., the last business day of a six-month purchase period), whichever is less.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. (1)

Item 2. Registrant Information and Employee Plan Annual Information. (1)

(1)	Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this Form S-8 in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Commission on February 15, 2012 pursuant to Section 13 of the Exchange Act;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	The description of the Registrant’s common stock as set forth in the Registration Statement on Form 8-A filed with the Commission on June 6, 2000, File No. 000-30755, including any amendments or reports filed with the Commission for the purpose of updating such description.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys at Fenwick & West LLP beneficially own approximately 2,222 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Sections 204 and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. Pursuant to Sections 204 and 317 of the California Corporations Code, as amended, the Registrant has included in its Articles of Incorporation and Bylaws provisions regarding the indemnification of officers and directors of the Registrant.

Article 6 of the Registrant’s Restated Articles of Incorporation, as amended, provides as follows: “The Corporation shall, to the maximum extent and in a manner permitted by the Code, indemnify each of its Directors against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that such person is or was a Director of the Corporation. For purposes of this Article 6, a “Director” of the Corporation includes any person (i) who is or was a Director of the Corporation, (ii) who is or was serving at the request of the Corporation as a director of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.”

Article VII of the Registrant’s Restated Bylaws, as amended, provides as follows: “To the fullest extent permitted by law, this corporation shall indemnify its directors, officers, employees and other persons described in Section 317(a) of the California Corporations Code, including persons formerly occupying any such position, against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any “proceeding”, as that term is used in such Section and including an action by or in the right of the corporation, by reason of the fact that such person is or was a person described by such Section. “Expenses”, as used in this Bylaw, shall have the same meaning as in Section 317(a) of the California Corporations Code.”

The Registrant has entered into indemnification agreements with its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections. The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Amended and Restated Articles of Incorporation	S-1	333-34340	3.1	4/7/2000

4.2	Amended and Restated Bylaws	8-K	000-30755	3.01	10/31/2011

4.3	Form of Specimen Stock Certificate.	10-Q	000-30755	4.01	7/31/2002

4.4	Rights Agreement dated September 26, 20112 between Cepheid and Computershare Trust Company as Rights Agent, which includes as Exhibit A the form of Certificate of Determination of Series A Junior Participating Preferred Stock, as Exhibit B the Summary of Stock Purchase Rights and as Exhibit C the Form of Rights Certificate.	8-A	000-30755	3.02	10/4/2002

4.5	2000 Employee Stock Purchase Plan, as amended	8-K	000-30755	10.01	10/31/2011

4.6	Non-Plan Stock Option Agreement					X

4.7	Non-Plan Award Agreement (Restricted Stock Units)					X

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (filed as part of Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this February 17, 2012.

CEPHEID

By:	/s/ John L. Bishop
John L. Bishop
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John L. Bishop and Andrew D. Miller his or her true and lawful attorneys in fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas L. Gutshall Thomas L. Gutshall	Chairman of the Board	February 17, 2012

/s/ John L. Bishop John L. Bishop	Chief Executive Officer and Director (Principal Executive Officer)	February 17, 2012

/s/ Andrew D. Miller Andrew D. Miller	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	February 17, 2012

/s/ Thomas D. Brown Thomas D. Brown	Director	February 17, 2012

/s/ Robert J. Easton Robert J. Easton	Director	February 17, 2012

/s/ Cristina H. Kepner Cristina H. Kepner	Director	February 17, 2012

/s/ Dean O. Morton Dean O. Morton	Director	February 17, 2012

/s/ David H. Persing David H. Persing, M.D., Ph.D.	Director	February 17, 2012

/s/ Hollings C. Renton Hollings C. Renton	Director	February 17, 2012

/s/ Glenn D. Steele Jr. Glenn D. Steele Jr., M.D., Ph.D.	Director	February 17, 2012

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Amended and Restated Articles of Incorporation	S-1	333-34340	3.1	4/7/2000

4.2	Amended and Restated Bylaws	8-K	000-30755	3.01	10/31/2011

4.3	Form of Specimen Stock Certificate.	10-Q	000-30755	4.01	7/31/2002

4.4	Rights Agreement dated September 26, 20112 between Cepheid and Computershare Trust Company as Rights Agent, which includes as Exhibit A the form of Certificate of Determination of Series A Junior Participating Preferred Stock, as Exhibit B the Summary of Stock Purchase Rights and as Exhibit C the Form of Rights Certificate.	8-A	000-30755	3.02	10/4/2002

4.5	2000 Employee Stock Purchase Plan, as amended	8-K	000-30755	10.01	10/31/2011

4.6	Non-Plan Stock Option Agreement					X

4.7	Non-Plan Award Agreement (Restricted Stock Units)					X

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (filed as part of Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X